Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of Virios Therapeutics, LLC (formerly Innovative Med Concepts, LLC) (the "Company") of our report dated July 23, 2020, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the financial statements of the Company as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, which appears in this registration statement. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

August 27, 2020